UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 30, 2007

GREATER COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)

NEW JERSEY	01-14294	22-2545165
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

55 UNION BOULEVARD, TOTOWA, NJ	07512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	973-942-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04   Triggering Events That Accelerate or Increase a Direct Financial Obligation Under an Off-Balance Sheet Arrangement.

On May 30, 2007, Greater Community Bancorp (the “Company”) noticed the redemption on June 30, 2007 of all 2,400,000 of its outstanding Preferred Securities issued by GCB Capital Trust II (the “Trust”), the Company’s wholly-owned subsidiary, in the aggregate amount of $24,000,000.  The redemption price will be at 100% of the liquidation amount of $10.00 per Preferred Security, plus accrued and unpaid interest to the redemption date.

The redemption of the Preferred Securities is a result of the concurrent redemption by the Company of its 8.45% Junior Subordinated Debentures (the “Debentures”) due 2032, all of which are held by the Trust. The Debentures were originally issued on June 28, 2002 and, in accordance with their terms, are subject to redemption at the Company’s option on or after June 30, 2007.  Pursuant to the Amended and Restated Trust Agreement, the Trust is required to use the proceeds it receives from the redemption of the Debentures to redeem on the same day and at the same redemption price all of the outstanding common and preferred securities of the Trust.  The Company holds all of the Trust’s common securities, with a stated aggregate liquidation amount of $743,000.

The Company intends to fund the redemption price from the proceeds of its planned issuance on July 2, 2007 of additional trust preferred securities.

As a result of these transactions, the Company will incur a one-time charge for financial statement purposes of approximately $750,000, before income tax, during the second quarter 2007.  The one-time charge reflects the impairment of unamortized Debentures issuance costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREATER COMMUNITY BANCORP
(registrant)

Date: June 5, 2007	/s/ Stephen J. Mauger
Stephen J. Mauger
Senior Vice President, Treasurer and Chief Financial Officer